Exhibit 99.7

Beijing Tongmei Xtal Technology Co., Ltd.

(No. 4, East 2nd Street, Tongzhou Industrial Development Zone, Beijing)

Reply to the Letter of Implementation of the Audit Center’s Opinions on

Initial Public Offering and STAR Market Listing of Shares of

Beijing Tongmei Xtal Technology Co., Ltd.

Sponsor (Lead Underwriter)

(No. 689, Guangdong Road, Shanghai)

Exhibit 99.7

To Shanghai Stock Exchange,

The Letter of Implementation of the Audit Center’s Opinions on Initial Public Offering and STAR Market Listing of Shares of Beijing Tongmei Xtal Technology Co., Ltd. (SZKS (Audit) [2022] No. 241) (the “Letter”) issued by you on June 22, 2022 has been received, and Beijing Tongmei Xtal Technology Co., Ltd. (the “Issuer”, the “Company” or “Beijing Tongmei”), Haitong Securities Co., Ltd. (“Haitong Securities” or the “Sponsor”), King & Wood Mallesons (the “Issuer’s Attorney”), Ernst & Young Hua Ming LLP (the “Accountant” or the “Reporting Accountant”) and other relevant parties have carefully studied the questions listed in the Letter according to your requirements, and now explain them item by item for your review.

Except as otherwise specially stated, all abbreviations used herein shall have the same meanings in the Prospectus of Beijing Tongmei in Respect of Initial Public Offering and STAR Market Listing of Shares (Draft Submitted to the Issuance and Examination Committee).

Type	Typeface
Boldface (in bold)	Questions listed in this Letter
SimSun (not in bold)	Reply to questions listed in this Letter
Simkai (in bold)	The contents additionally disclosed or amended in such application documents as prospectus

In this Letter, any difference in mantissa between the sum and the sum of sub-items is due to rounding.

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Exhibit 99.7

Table of Contents

Q1	3
Q2	12
Q3	29
Q4	40

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Exhibit 99.7

Q1. The Issuer is requested to, in accordance with the Guidelines on the Content and Format of Information Disclosure by Companies Offering Securities to the Public No. 41 – Prospectus of Companies Listed on the STAR Market, comprehensively sort out the contents of “Significant Matters” by highlighting significance, enhancing pertinence, strengthening risk orientation, deleting less targeted statements, and ranking by importance, and further revise the Prospectus to improve the quality of information disclosure.

Reply:

I. Explanations from the Issuer

The Issuer has, in accordance with the Guidelines on the Content and Format of Information Disclosure by Companies Offering Securities to the Public No. 41 – Prospectus of Companies Listed on the STAR Market, comprehensively sort out contents under the “Significant Matters”.

1. Deleted the less targeted statement in “(I) Risk related to the Company and its controlling shareholder AXT being listed on the STAR Market and the NASDAQ respectively” under “IV. We hereby advise the investors to pay special attention to the risk factors described below” and “(V) Risk of loss of key personnel” under “IV. The company specially reminds investors to pay attention to the following risk factors”.

2. Added “(IV) The relocation of the factory resulted in risks in fluctuation of the gross profit margin of the products and the failure to meet the expected capacity with the new production line” and “(V) Operating risk in relation to germanium substrates” under “II. During the reporting period, prices of products sold by the Company to the controlling shareholder AXT were different from those of products sold by AXT to end customers”, “III. The switch of overseas sales business led to an increase in the Company’s revenues in 2021” and “IV. We hereby advise the investors to pay special attention to the risk factors described below”.

3. The remainder of the contents have been supplemented, revised and reordered.

Details are as follows:

II. During the reporting period, prices of products sold by the Company to the controlling shareholder AXT were different from those of products sold by AXT

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Exhibit 99.7

to end customers

As the controlling shareholder of the Issuer, always subject to the uniform arrangement at the group level, AXT was responsible for the sales of semiconductor substrate materials in overseas markets. On the whole, the sales price of compound semiconductor substrates sold by the Company to AXT was determined based on the Issuer’s production cost plus a certain profit margin, and the latter is related to the positions and roles of the Company and AXT in the transaction chain. On the basis of the overall pricing policy, for the pricing policy for different types of substrate materials, the impact of the degree of competition in the market, the status of the Company’s products in the industry and other factors were taken into account.

During the reporting period, prices of semiconductor substrate materials sold by the Company to the controlling shareholder AXT were different from those of semiconductor substrate materials sold by AXT to end customers. The specific differences are as follows:

Unit: RMB yuan/piece

Item	Aggregation of 2019-2021
	Price of products sold to AXT	Price of products sold by AXT to other parties	Difference
GaAs substrate	391.18	377.11	3.73%
InP substrate	483.15	1,275.32	-62.12%
Germanium substrate	428.07	430.54	-0.57%

The difference between the prices of GaAs substrates and germanium substrates sold by the Company to AXT and those of the same products sold to other parties was relatively small. The difference was mainly due to different specifications of the products sold and different exchange rates caused by difference time of sale. The price of InP substrates sold by the Company to AXT was lower than those of the same products sold by AXT to final customers, mainly because at the early period of the reporting period, AXT made great contributions to the market development, customer maintenance and application R&D of InP

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Exhibit 99.7

substrates, for which AXT also assumed higher costs.

The business transaction mode and price between the Company and AXT are determined by the organizational structure of AXT and the long-term business growth model. AXT, incorporated in California, the US in December 1986, established its complete R&D and production systems initially, and directly explored its own market, In 1998, AXT decided to explore business in Chinese Mainland and gradually transferred its production and R&D fully to Chinese Mainland, and established Beijing Tongmei. Subsequently, AXT shut down its production in the US, and only maintained overseas sales, purchase and partial application R&D business. On the one hand, the Company sold products to AXT on a cost-plus basis, limiting the sales price offered to AXT; on the other hand, AXT earned returns from sales of the products from the Company to overseas customers, and such returns are used for AXT’s normal operation, application R&D. AXT-Tongmei completed the business and customer transfer with the Company, and undertook AXT’s overseas sales, purchase, and application R&D. AXT ceased to conduct sales business after performing the sales contracts signed prior to March 2021.

On November 29, 2021 and March 15, 2022, the Company held the 7th and 11th meetings of the first board of directors respectively, to review related-party transactions during the reporting period, which were reviewed and approved by the general meeting; independent directors expressed clear opinions on the legitimacy of the deliberation procedures performed for related-party transactions and the reasonableness of transaction prices during the reporting period.

In addition, the tax authorities with jurisdiction over the Company and its domestic subsidiaries have issued the “Compliance Certificate” or “Tax-related Information Inquiry Result Notification”, which proves that during the reporting period, the Company made declarations and paid taxes in accordance with relevant tax laws, regulations and normative documents, and no administrative penalties due to tax arrears or tax violations were found.

To sum up, since March 2021, the Company has sold products to overseas customers through AXT-Tongmei. AXT ceases to conduct sales business after performing the sales contracts signed prior to March 2021, and the related sales

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Exhibit 99.7

between the Company and AXT have been completely terminated. During the reporting period, the difference between the Company’s sales price to AXT and AXT’s sales price to end customers is reasonable. There was no benefit transfer in the transactions between the Company and AXT, and there was no adjustment to the Issuer’s profits through the above related-party transactions, without any material adverse effects on the Company.

III. The switch of overseas sales business led to an increase in the Company’s revenues in 2021

Before March 2021, the Company carried out overseas sales mainly through AXT, i.e. the Company sold products to AXT, and AXT sold such products to end customers according to its sales orders. From March 2021, AXT switched its overseas semiconductor substrate material sales business and customers to the AXT-Tongmei, a subsidiary of the Company. Due to the difference between the price of the semiconductor substrate materials sold by the Company to AXT and the price of the semiconductor substrate materials sold by AXT-Tongmei to end customers, the switch of overseas sales business also led to an increase in the Company’s revenues in 2021.

The switch of overseas sales business has solved the problem of horizontal competition between the Company and the controlling shareholder, integrated the business resources of the controlling shareholder, and is beneficial to the sustainable development of the Company. In 2021, the Company completed the switch of overseas semiconductor substrate sales business. The Company sold products to overseas customers through AXT-Tongmei. After AXT fulfilled the sales contract signed before March 2021, it no longer carried out the sales business, and the related-party sales between the Company and AXT were thus terminated thoroughly. With the rapid growth in demand in the downstream market, especially the domestic market, the Company’s business scale has expanded steadily, and it is expected that the operating performance from January to June 2022 will maintain a year-on-year growth trend.

IV. We hereby advise the investors to pay special attention to the risk factors described below

(I) Risk related to the Company and its controlling shareholder AXT being listed on the STAR Market and the NASDAQ respectively

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Exhibit 99.7

After the completion of this Offering of A-shares, the Company and its controlling shareholder AXT will be listed on the STAR Market and the NASDAQ respectively, which means that the Company and AXT need to comply with the laws and rules and listing-related regulatory requirements of both the United States and China, and disclose the information required to be publicly disclosed according to law concurrently in the U.S. and China.

Due to the differences between the U.S. and China in the applicable laws, rules and regulatory philosophies, the Company and AXT are subject to different accounting standards and different regulatory requirements, including different requirements for certain accounting treatment and disclosure of financial information. In addition, due to the differences between the U.S. and China in the requirements of securities regulatory authorities for information disclosure by the listed companies, language, culture and expression habits, composition and investment philosophies of investors, and actual situations of capital market, the Company’s stock price on the STAR Market may be different from the stock price of AXT on the NASDAQ. Such differences and the fluctuations in the stock price of AXT on the NASDAQ may affect the Company’s stock price on the STAR Market.

On December 18, 2020, the Holding Foreign Companies Accountable Act (“HFCAA”) officially became law in the U.S. According to the HFCAA, since 2021, if the U.S. Securities and Exchange Commission (“SEC”) determines that a U.S.-listed foreign company has engaged a foreign audit firm on which the Public Company Accounting Oversight Board (“PCAOB”) is unable to conduct inspection for three consecutive years, the SEC shall prohibit its securities registered in the U.S. from being traded on any U.S. national securities exchange (such as NASDAQ or NYSE) or through over-the-counter trading.

If the annual audit report of a company listed in the U.S. is issued by a foreign accounting firm, and the PCAOB is unable to conduct or fully conduct an inspection or investigation on such accounting firm due to the position of such foreign government, the SEC will identify such listed company and include it in the identified issuer list, that is, the list of pre-delisted companies. If a listed company is included in the list of pre-delisted companies for three consecutive years, the SEC will prohibit such company from trading its shares in any U.S. securities market.

As of the date of the Prospectus, AXT has not been placed on the list of pre-

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Exhibit 99.7

delisted companies by the PCAOB.

AXT has disclosed the risk of being placed by the PCAOB on the list of pre-delisted companies in Risk Factors of its 2021 Annual Report (FORM 10-K), and according to the risk disclosure above, AXT considers that it cannot eliminate the possibility of being placed on the list of pre-delisted companies.

(II) Risk of integration and management of subsidiaries

During the reporting period, the Company acquired Chaoyang Tongmei, Baoding Tongmei, Chaoyang Jinmei, Nanjing Jinmei, Beijing Boyu, AXT-Tongmei and other companies through business combination involving entities under common control. Such companies are mainly engaged in the research, development, production and sales of GaAs substrates, PBN materials and other high-purity materials, as well as overseas procurement and overseas sales of semiconductor substrate materials mainly in the U.S. After acquisition of such companies, the Company has integrated their operation, management, R&D and other activities. Up to now, the operation time after restructuring has been over 12 months, and the operation condition is good. However, if the Company fails to effectively integrate and manage such controlled subsidiaries, the Company’s operations in the future may be affected.

(III) Risk of reliance on the suppliers of certain critical raw materials and fluctuations in the raw material prices

The main raw materials required by the Company in production include gallium, germanium ingot, quartz, high-purity arsenic, indium phosphide polycrystalline and boron trichloride. The costs of raw materials constitute a large proportion in the Company’s production costs, and the fluctuations in the raw material prices could affect the Company’s results of operation. The Company generally places orders to purchase such main raw materials. As the above raw materials are not bulk commodities and there are few suppliers in the market, the Company relies on some key raw material suppliers to a certain extent, and the relevant suppliers may be unable to guarantee the long-term and stable supply of the relevant raw materials to the Company, which may affect the Company’s production and operation, and cause the Company to be unable to deliver products on schedule. In addition, delay in providing the raw materials by the suppliers may result in an increase in the Company’s production costs, delay in production or reduction of output, which may, in turn, have an adverse effect on the Company’s revenues and results of operation.

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Exhibit 99.7

(IV) The relocation of the factory resulted in risks in fluctuation of the gross profit margin of the products and the failure to meet the expected capacity with the new production line

In 2019, the Company started to relocate the GaAs production line from Beijing to Chaoyang, Liaoning and Baoding, Hebei, and re-hired the production staff. Due to the debugging of the production line and the low proficiency of the production staff, there were a large quantity of raw materials consumed and a low yield rate of GaAs substrates, and the original customer needed to re-verify the new production lines (to be completed around the first half of 2019). As a result, the operating costs were high, leading to large fluctuations in the gross profit margin of the Company’s GaAs substrates during the reporting period. According to simulation calculation, the increase in yield rate after the relocation of the production lines, the change in remunerations for the staff, the reduction in water and electricity costs, the redistribution of the production staff had an impact on the gross profit margin of GaAs substrates in 2020 and 2021 respectively, by 3.03% and 29.72%.

After the relocation of the GaAs production line, the InP substrates and germanium substrates need to assume a larger part of depreciation of fixed assets. Meanwhile, the Company has also reassigned the original GaAs substrate workshop staff in Beijing to InP substrate and germanium substrate workshops, and the idle production capacity of GaAs substrates has not been fully converted into the production capacity of InP substrate and germanium substrates, resulting in fluctuations in the gross profit margin of the Company's InP substrate and germanium substrate products to a certain extent.

The Company’s production lines in Chaoyang, Liaoning and Baoding, Hebei have improved the original production processes and enhanced the intelligence level. Although the foregoing production lines have been officially put into production, it will still take some time to adjust the new production line equipment and enhance the operating proficiency of the production staff. Thus, the Company’s production lines in Chaoyang, Liaoning and Baoding, Hebei are at the risk of not being able to achieve the design capacity stably, which may also result in fluctuations in the Company’s product gross profit margin to a certain extent.

(V) Operating risk in relation to germanium substrates

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Exhibit 99.7

Germanium substrates are now mainly used in the field of space satellite solar energy. Before 2014, the world’s major companies with mass production capacity for germanium substrates were the Issuer and Umicore. As AXT fully relocated its germanium substrate production base to China, the Company’s germanium substrate products gradually withdrew from the aerospace market of U.S. Thus, Umicore now has a higher global market share than the Company in terms of germanium substrates.

Due to the continuous growth of the global aerospace field and the commercial satellite market, Yunnan Germanium and other domestic germanium material upstream manufacturers have also started to enter the downstream germanium substrate market since 2014. At present, the Company and Yunnan Germanium are the two major germanium substrate manufacturers in the domestic market. According to the 2021 annual report of Yunnan Germanium, in 2021, it produced 235,700 pieces of photovoltaic-grade germanium products (converted to 4 inches), and expanded its production capacity by 200,000 pieces of 6-inch germanium substrates. With the growth of Yunnan Germanium’s output and sales of germanium substrates, there was a fierce competition in the price of germanium substrates between the Company and Yunnan Germanium. In 2021, the average unit price of germanium substrates of the Company in the domestic market dropped from RMB2,890,400/piece to RMB2,262,300/piece, a decline of 7.89%. The entry of Yunnan Germanium and other domestic competitors has resulted in intensified competition in the germanium substrate market. If the Company is unable to maintain a competitive advantage in the production of the existing products and the development of new products, there is a risk that the Company’s share in the germanium substrate market will be reduced, the revenue or gross profit of the Company generated therefrom may be further decreased.

(VI) Risk arising from changes in industry regulatory policies

The Company mainly operates in China, so it needs to comply with the laws and regulations of China relating to work safety, environmental protection and use of hazardous chemicals, among others, in its production and operation. In 2003, gallium was added to the Catalog of Hazardous Chemicals. In 2015, the State Administration of Work Safety (“SAWS”) included GaAs in the list of hazardous chemicals. The increasingly strict industry regulatory policies require the Company to enhance

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Exhibit 99.7

production management, to ensure its production and operations comply with the applicable laws and regulations. If the Company and its subsidiaries fail to comply with the applicable laws and regulations, the Company may be required to assume material liabilities in connection with disposal of hazardous wastes, personal injuries or administrative penalties, or suspend certain business, which may have a material adverse effect on the Company’s business, financial condition and results of operation.

(VII) Risks related to technological upgrading

In the development of semiconductor materials, along with the breakthrough in the technology of silicon-based materials, GaAs substrates might be replaced by SOI (silicon on insulator) wafers in RF devices and other fields of application. SOI wafers have certain performance advantages over silicon substrates. Though the RF devices produced using SOI wafers are inferior to the products using GaAs substrates in terms of power consumption, radiation and transmission speed, their cost is lower than that of GaAs substrates. Thus, SOI wafers have replaced GaAs substrates in smart phones and other fields of application. If SOI wafers and other new-type substrate products become more cost effective and receive wide recognition on the market, or are used in more application scenarios the scope of application of III-V compound semiconductor substrates will be reduced, which may have an adverse effect on our business and results of operation.

(VIII) Risks related to market competition

The industry in which we operate have a relatively high market concentration, and our III-V compound semiconductor substrate and germanium substrate products directly compete with the products of Sumotimo, JX Nippon, Freiberger, Umicore and other advanced international companies that have strong R&D capabilities, know-how, distribution channels and market reputations, and may develop more advanced technologies and launch more competitive products. In addition, such competitors own core technologies similar to the VGF technology owned by us.

Along with the continuous growth of the semiconductor terminal application market in China, the market of compound semiconductor materials develops rapidly, and a lot of new III-V compound semiconductor material projects have been built, which make us face competitions from both advanced international

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Exhibit 99.7

companies and new players in China, and may result in a decrease in our product prices. If we are unable to effectively cope with such competitions, our operating revenues, results of operation and financial condition may be affected adversely.

(IX) Risk of disclosure of core technologies

Through years of technology research and development and accumulation, we now own series of proprietary intellectual properties and know-how. Though we attach great importance to the protection of core technologies, our intellectual properties and know-how may be disclosed due to failure of our or our suppliers’ network security systems to prevent unauthorized accesses and complicated web attacks, or improper handling of sensitive data by our employees or suppliers or otherwise, which may seriously damage our reputation and competitiveness, and in turn have an adverse effect on our business development and results of operation.

Meanwhile, the Company has, in accordance with the Guidelines on the Content and Format of Information Disclosure by Companies Offering Securities to the Public No. 41 – Prospectus of Companies Listed on the STAR Market, sorted out, revised and improved the full text of the Prospectus.

Q2. The Issuer is requested to further disclose: (1) combined with the relocation of production lines, business switch, demand in the downstream market, competitive trend of market and other factors, quantitative analysis of the reasons for the gross profit margin changes of InP and GaAs substrates; (2) major factors behind the significant decline in the gross profit margin of germanium substrates, and whether the relevant factors will continue to have an adverse impact on the Issuer’s future results of operation.

Reply:

I. Further disclosure by the Issuer

The Issuer has further disclosed in “XI. (III). 2. Analysis of gross profit and gross

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Exhibit 99.7

profit margin of main business” in “Section VIII Financial Information and Management Analysis” of the Prospectus as follows:

(I) Combined with the relocation of production lines, business switch, demand in the downstream market, competitive trend of market and other factors, quantitative analysis of the reasons for the gross profit margin changes of InP and GaAs substrates;

During the reporting period, the gross profit margin of InP substrates of the Company was 40.65%, 38.64% and 54.42%, respectively, with a large increase in 2021; the gross profit margin of GaAs substrates was -9.13%, 8.65% and 25.59%, respectively, showing an increasing trend year by year. The gross profit margin changes of InP and GaAs substrates were mainly affected by factors such as relocation of production lines and business switch as follows:

1) InP substrate

In 2020, the gross profit margin of InP substrates decreased by 2.01% on a year-on-year basis, mainly due to the decline in the proportion of small-size products from 92.12% to 80.89% due to the changed downstream market demand. Due to the relatively mature technology of small-size products, their gross profit margin was relatively high compared with that of larger-size products, and the decline in their proportion lowered the overall gross profit margin of InP substrates.

In 2021, the gross profit margin of InP substrates increased by 15.78% on a year-on-year basis, mainly due to the impact of business switch. The impact of the business switch on the gross profit margin of InP substrates in 2021 was 17.67%. After the business switch was completed, the Company directly faced overseas end customers and also assumed the corresponding costs, and the Company’s sales unit prices and expenses of InP substrates during the period increased. Details are as follows:

SN	Change in the gross profit margin in 2020	Change in the gross profit margin in 2021

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Exhibit 99.7

	Item	Impact on the gross profit margin	Item	Impact on the gross profit margin
1	Gross profit margin in 2019	40.65%	Gross profit margin in 2020	38.64%
2	Gross profit margin in 2020	38.64%	Gross profit margin in 2021	54.42%
3	Increase in the gross profit margin	-2.01%	Increase in the gross profit margin	15.78%
4	Wherein: Change in the product mix	-2.89%	Wherein: Business switch	17.67%

①	2020

In 2020, the gross profit margin of InP substrates decreased by 2.01% on a year-on-year basis, mainly due to changes in the product mix. In 2020, the proportion of sales of 4-inch and 6-inch products increased from 7.88% to 19.12%. Details are as follows:

Unit: RMB0’000

InP substrate model	2020		2019
	Revenue	Proportion	Revenue	Proportion
2-inch	4,791.12	37.57%	2,911.25	26.54%
3-inch	5,524.75	43.32%	7,195.22	65.58%
4-inch	2,410.15	18.90%	859.91	7.84%
6-inch	27.60	0.22%	4.77	0.04%
Total	12,753.63	100.00%	10,971.16	100.00%

As at that time, the process maturity and yield rate of large-size products were lower than those of small-size products, their gross profit margin was lower than that of small-size products, the increase in the sales proportion of large-size products resulted in a slight decrease in the overall gross profit margin of InP substrates. Assuming that the other conditions in 2019 remained unchanged, with calculation of the proportion of revenues from each size of products in 2020, the gross profit margin of InP substrates in 2020 was 37.76%, and thus the impact of the change in the product mix on the InP substrate gross profit margin in 2020 was -2.89%.

② 2021

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Exhibit 99.7

In 2021, the gross profit margin of InP substrates increased by 15.78% on a year-on-year basis, mainly due to the impact of business switch. The impact of business switch on the gross profit margin of InP substrates in 2021 was 17.67%. After the business switch was completed, the Company directly faced overseas end customers and also assumed the corresponding costs, and the Company’s sales unit prices and expenses of InP substrates during the period increased.

Beginning in March 2021, AXT transferred its business and customers of overseas semiconductor substrate materials to AXT-Tongmei. After AXT fulfilled the original orders, the Company no longer had any related-party transactions with AXT; in May 2021, the Company  completed the acquisition of AXT-Tongmei. In 2021, the Company’s unit sales price of InP substrates was RMB1,196.06/piece, an increase of 74.98% compared with that in 2020.

In the first half of 2021, the average unit price of InP substrates sold by the Company to AXT was RMB662.39/piece, and that of the same products sold by AXT to other parties was RMB1,375.43/piece, with a variation of -51.84%. Assuming that the average price of InP substrates sold to overseas customers by the Company’s subsidiary AXT-Tongmei in 2021 was consistent with that of InP substrates sold to AXT before the termination of related-party transactions in the first half of 2021, the impact of the business switch on the gross profit margin of InP substrates in 2021 was 17.67%, basically in line with the increase in the gross profit margin of InP substrate products in 2021. The calculation process is as follows:

Unit: 0’000 pieces, RMB/piece & RMB0’000

Item	2021
	Sales volume	Unit price	Revenue	Cost	Gross profit margin	Difference in gross profit margin
Internal sales	9.48	1,158.12	10,978.98	12,844.08	36.75%	17.67%
External sales	14.08	662.39	9,326.45
Total	23.56	861.86	20,305.43

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Exhibit 99.7

For InP substrates, as the world’s second largest manufacturer in 2020 in terms of the market share, the Company performed excellently in key performance indicators such as dislocation density, resistivity uniformity, flatness and surface granularity, which can meet the performance requirements for semiconductor substrates of data center optical module devices, wearable device sensors and other high-end markets. The Company has good bargaining ability and room for bargaining, and its gross profit margin is relatively high.

(2) GaAs substrate

In 2020, the gross profit margin of GaAs substrates increased by 17.78% on a year-on-year basis, mainly due to: ① The domestic demand for smartphone RF, Mini LED and other high-end applications continued to grow, and the optimization of product performance parameters led to an increase in the unit price of GaAs substrates of various sizes, causing the average unit price to rise, which had an impact of 13.38% on the gross profit margin. ② After the completion of the production line relocation in 2019, with the running-in of the new production line and the use of new equipment, the yield rate rebounded. Besides, as the labor costs were low and water and electricity costs decreased, the unit energy consumption decreased; at the same time, however, the depreciation of the new factories in Baoding, Hebei and Chaoyang, Liaoning caused the fixed costs to increase. The comprehensive impact of the above relocation-related matters on the gross profit rate was 3.03%.

In 2021, the gross profit margin of GaAs substrates increased by 16.94% on a year-on-year basis, mainly due to: ① Affected by changes in domestic and overseas market demands and the increased discounts offered by the Company in overseas markets that year, the current price of 6-inch GaAs substrates declined significantly, and the product revenue structure also changed to a certain extent. The impact of the above matters on the gross profit margin was -15.02%; ② After the thorough completion of the relocation of the GaAs production line, the GaAs substrate production line would no longer be retained in Beijing. The

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Exhibit 99.7

original GaAs substrate production staff, after being trained, were reassigned to the InP and germanium substrate production lines, and the relevant plant depreciation would no longer be allocated to GaAs substrates; meanwhile, with the further running-in of the new production line, the overall production efficiency also improved, leading to the improvement of the yield rate. The impact of the relevant relocation matters on the gross profit margin was 29.72%.

SN	Change in the gross profit margin in 2020		Change in the gross profit margin in 2021
	Item	Impact on the gross profit margin	Item	Impact on the gross profit margin
1	Gross profit margin in 2019	-9.13%	Gross profit margin in 2020	8.65%
2	Gross profit margin in 2020	8.65%	Gross profit margin in 2021	25.59%
3	Increase in the gross profit margin	17.78%	Increase in the gross profit margin	16.94%
Major impact factors
4	Change in the market demand	13.38%	Change in the market demand	-15.02%
5	Production line relocation	3.03%	Production line relocation	29.72%
6	Wherein: Increase in the yield rate	5.00%	Wherein: Reassignment of the original GaAs workshop staff of Beijing Tongmei to InP and germanium substrate workshops	8.03%
7	Decrease in water and electricity costs	1.97%	Increase in the yield rate	7.27%
8	Different remunerations for staff in different regions	0.37%	Improvement of the production efficiency	5.21%
9	New depreciation arising from the transfer of new plants into fixed assets of Baoding Tongmei and Chaoyang Tongmei	-4.31%	Beijing Tongmei’s plant, etc. will no longer participate in the amortization of the impact	4.88%
10	-	-	Decrease in the fuel cost	2.52%
11	-	-	Different remunerations for staff in different regions	1.81%

Note: Impact of the yield change and approximate cost change on the gross profit margin

① Downstream market demand

Currently, GaAs substrates are mainly used for the manufacture of RF devices,

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Exhibit 99.7

lasers and LEDs (including Mini LEDs and Micro LEDs), and are mainly applied to 5G communications and new-generation displays. The above downstream markets are growing fast with broad prospects, as demonstrated below:

In the field of 5G RF, 5G smartphone PA (power amplifier) market will still be dominated by gallium arsenide substrates. According to Yole statistics, in 2021, the market of RF devices accounted for 30.15% of the market of gallium arsenide semiconductor and contributed 32.50% of the output value. According to statistics of Orient Securities Research Institute, in the era of 4G, each mobile phone used 7 PAs on average. Since 5G increases the frequency, and will increase high frequency in future, and for purpose of being compatible with 4G, 3G and 2G standards, 5G smartphone requires more PAs, with maximum of 16, or over 10 expected on average; the RF devices made with GaAs-based substrates are expected to have higher rate of penetrating mobile terminals in the era of 5G.

In the display field, chips for Mini LEDs and Micro LEDs in new generation display are submillimeter-sized and micron-sized, featured with miniaturization, arraying and thin film, and has high requirements for technical indicators of GaAs substrates. In display application scenarios, much more LED chips are used in a single display. Therefore, the population of Mini LEDs and Micro LEDs will lead to large-scale market opportunities for GaAs substrates. As predicted by Yole, the demands for GaAs substrate Mini LEDs and Micro LEDs will grow rapidly from 2.079 million pieces in 2019 to 6.138 million pieces in 2025 at the CAGR of 19.77%.

Besides the fields above, our GaAs substrates also play a significant role in the artificial intelligence industry, unmanned driving field, wearable field, etc. both at home and abroad, for which the demands are also rising continuously.

Assuming that all factors remained unchanged, in 2020 and 2021, the impact of the change in the product mix and the change in the market demand and other factors on the gross profit margin was 13.38% and -15.02% respectively. The calculation process is as follows:

Unit: RMB yuan/piece

8-1-18

Exhibit 99.7

Item	2021	2020
Average unit price ①	437.68	466.33
Impact of business switch on the unit price ②	-3.97%	-
While other factors remained unchanged in the previous year, the average unit cost is calculated based on the sales structure of the current year ③	482.95	446.49
Gross profit margin calculated due to the structure change ④=（①-③）/①	-10.34%	4.25%
Actual gross profit margin of the previous year ⑤	8.65%	-9.13%
Impact of changes in the market demand on the gross profit margin ⑥=④-②-⑤	-15.02%	13.38%

From March 2021, AXT switched its overseas semiconductor substrate material sales business and customers to AXT-Tongmei; in May 2021, the Company completed the acquisition of AXT-Tongmei. At the early stage of the reporting period, AXT, as a sales subject in overseas markets, chose to expand its market share in the GaAs substrate market by price concessions and other means. Therefore, after the business switch, the overall sales price of GaAs substrates declined.

Assuming that the average price of GaAs substrates sold by the Company to other overseas customers in 2021 is the same as the average price of RMB347.36/piece of the same products sold to AXT from January to June 2021. The impact of the business switch on the gross profit margin of GaAs substrates was -3.97% accordingly.

Excluding the impact of the business switch, the impact of market demand changes on the gross profit margins in 2020 and 2021 was 13.38% and -15.02% respectively.

② Production line relocation

A. Increased yield rate

The relocation of the production lines mainly has a significant impact on the cost of GaAs substrates. In 2019, the Company relocated its GaAs substrate production line from Beijing to Chaoyang, Liaoning and Baoding, Hebei, and employed new production staff. In 2019, the new production line was still at the

8-1-19

Exhibit 99.7

commissioning phase, with a large volume of raw materials consumed. Meanwhile, the original customers also needed to re-verify the new production line successively (the recognition was completed in around the first half of 2019). Under the impact of the production line relocation, in that year, the comprehensive yield rate of GaAs substrates in the crystal growth process was relatively low. The foregoing factors caused the Company’s operating cost to increase. In 2020 and 2021, with the enhancement of production staff’s operating proficiency and the efficiency improvement brought by new equipment, the yield rate of Company’s GaAs substrate single crystal growth rate has gradually improved.

B. Differences in remunerations and unit prices of water and electricity in different regions

Meanwhile, with the increase in the operating rate, the comprehensive cost of the Company’s GaAs substrates was further reduced. A comparison of the average salaries for the production staff of Beijing Tongmei, Chaoyang Tongmei and Baoding Tongmei during the reporting period is as follows:

Unit: RMB yuan/person

Item	Beijing Tongmei	Baoding Tongmei	Chaoyang Tongmei
Monthly average salary	11,372.47	8,414.18	8,881.05

Assuming that the salaries for the production staff of Baoding Tongmei and Chaoyang Tongmei were the same as those of Beijing Tongmei during the reporting period, the impact of the gross profit margin of the Company’s GaAs substrates was 0.37% in 2020 and 1.81% in 2021 respectively.

A comparison of the average unit prices of water and electricity in Beijing Tongmei, Chaoyang Tongmei and Baoding Tongmei during the reporting period is as follows:

Item	Unit price of water (RMB yuan/ton)	Unit price of electricity (RMB yuan/ton)
Beijing Tongmei	7.84	0.76
Baoding Tongmei	5.76	0.72
Chaoyang Tongmei	3.80	0.55

8-1-20

Exhibit 99.7

Based on the energy consumption in 2020, assuming that the unit prices of water and electricity of Baoding Tongmei and Chaoyang Tongmei were the same as those of Beijing Tongmei, the impact of water and electricity costs on the gross profit margin of GaAs in 2020 was 1.97%.

C. Reassignment of the production staff in Beijing after relocation

At the end of 2020, the relocation of the GaAs-related production line and workshop was completed, and no GaAs-related production department would be retained in Beijing. Meanwhile, relevant workshops, part of the equipment and the original GaAs substrate production staff were reassigned to the InP substrate workshop and germanium substrate workshop, and the total number of transferred staffers was 210;

Based on the foregoing staff difference and the average remunerations the production staff of Beijing Tongmei in 2020, it is estimated that the impact of the staff reassignment on the gross profit margin was 8.03%.

D. Beijing Tongmei’s Plant, etc. would no longer participate in amortization

At the end of 2020, the GaAs-related production line and workshop were relocated, and the depreciation of the relevant plant of Beijing Tongmei would no longer be allocated to GaAs substrates. The impact of the foregoing difference on the average unit cost was RMB21.37/piece, and the impact on the gross profit margin was 4.88% accordingly.

To sum up, the relocation of the production line had a great impact on the gross profit margin of GaAs substrates, and after the completion of the production line relocation, the gross profit margin of the Company’s GaAs substrates increased fast year by year. According to simulation calculation, the increase in the yield rate, the change in remunerations for the staff and the reduction in water and electricity costs after the production line relocation, as well as the reassignment of the production staff, the improvement of the production efficiency and other matters had an impact on the gross profit margin of GaAs substrates of 3.03% and 29.72% respectively in 2020 and 2021.

8-1-21

Exhibit 99.7

③ Competition layout

From the perspective of the competitive layout, the Company’s main competitors in GaAs substrates are Sumitomo and Freiberger. In 2019, the Company’s global market share in the GaAs substrate market was 13%. There is a fierce competition in the international market of GaAs substrates, and customers have a strong bargaining ability. As a result, prices offered by peer companies are not significantly different, and the gross profit margin of GaAs substrates is also lower than that of InP substrates. Besides, the GaAs substrate market is growing fast. According to Yole statistics, the shipment volume of GaAs substrates in 2021 was expected to increase by 26.98% compared with that in 2020. Under the background of the expansion of the market size and the steady expansion of the Company’s GaAs substrate production capacity, the Company has further increased the preferential treatment in the international market. In the domestic market, the Company have generally withdrawn from the low-priced LED illumination field. Domestic customers purchase the GaAs substrate products from the Company mainly for smart phones, AI, unmanned driving and other fields, which have higher technical requirements and a higher added value for GaAs substrates, resulting in a higher sales price in the domestic market for the Company’s products, which has raised the average selling price and, with the increase of the domestic sales scale of GaAs substrates, it has raised the gross profit margin of GaAs substrates to some extent.

To sum up, in 2020, the gross profit margin of InP substrates was basically the same as that in 2019, and the significant growth in 2021 was mainly due to business switch. During the reporting period, the gross profit margin of GaAs substrates increased fast, mainly due to the increase in the domestic market demand, changes in the product mix, the improvement of the product yield rate after the production line relocation, the decrease in labor, water and electricity costs, the staff reassignment and other factors.

(II) Major factors behind the significant decline in the gross profit margin of

8-1-22

Exhibit 99.7

germanium substrates, and whether the relevant factors will continue to have an adverse impact on the Issuer’s future results of operation;

(3) Germanium substrate

1) Major factors behind the significant decline in the gross profit margin of germanium substrates

During the reporting period, the Company’s sales of germanium substrates were as follows:

Unit: RMB0’000

Germanium substrate specifications	2021		2020		2019
	Overseas	Domestic	Overseas	Domestic	Overseas	Domestic
4-inch	1,394.86	6,536.01	1,387.12	4,588.75	2,079.87	3,420.42
6-inch	873.94	10.93	1,950.96	15.54	1,127.33	-
Other specifications	102.29	30.53	52.08	61.19	113.01	71.77
Total	2,371.10	6,577.47	3,390.15	4,665.48	3,320.21	3,492.19

According to the above table, the 6-inch products were mainly for overseas markets, while the 4-inch products were mainly for the domestic market. During the reporting period, revenues from the domestic market accounted for 51.26%, 57.92% and 73.50% respectively, showing a rapid growth year by year.

During the reporting period, the gross profit margins of the Company’s germanium substrates were 20.60%, 18.44% and 0.21% respectively, with a decrease of the gross profit margin by 2.16% and 18.23% respectively in 2020 and 2021. The 4-inch germanium substrate, as the mainstream substrate size for domestic space solar cells, accounted for 88.42%, 88.15% and 95.68% respectively in terms of the sales volume during the reporting period. Thus, the fluctuation of the gross profit margin during the reporting period mainly depended on the change in the gross profit margin of 4-inch germanium substrates.

During the reporting period, the gross profit margins of 4-inch germanium substrates were 20.73%, 21.55% and 0.46% respectively. The decrease in its gross profit margins was mainly caused by changes in the demand from the downstream

8-1-23

Exhibit 99.7

customer Osram, the intensified competition from competitors swarming into the market, the relocation, the rising raw material prices and other factors:

① A comparison between 2020 and 2019

In 2020, the gross profit margin of the Company’s germanium substrates decreased by 2.16% on a year-on-year basis, mainly due to the change in product mix. The 4-inch germanium substrate, as the mainstream model sold by the Company, had gross profit margins of 20.73% and 21.55% respectively in 2019 and 2020, which were relatively stable. In 2020, with orders from Osram, a major customer for 6-inch germanium substrates, who purchased a relatively large number of 6-inch germanium substrates, leading to a decrease in the proportion of the current revenue from 4-inch germanium substrates from 80.85% in 2019 to 74.18%. Due to the relatively mature process for small-size substrates, which has a larger gross profit margin than large-size substates, the decline in its revenue proportion lowered the overall gross profit margin.

② A comparison between 2021 and 2020

In 2021, the gross profit margin of the Company’s germanium substrates dropped by 18.23% on a year-on-year basis, mainly due to the intensified competition from competitors swarming into the market, the relocation, the rising raw material prices and other factors.

A. Intensified market competition has resulted in a decrease in unit price

Before 2014, the world’s major companies with mass production capacity for germanium substrates were the Issuer and Umicore. At present, the Company mainly sells 4-inch germanium substrates in the domestic market, while those sold in overseas markets are mainly 6-inch and 4-inch products.

a. International market

In the international market, the main competitor of the Company (and its controlling shareholder AXT) is Umicore, which has been engaged in the germanium product business for over 40 years, with infrared-grade germanium products, ultra-high-purity germanium single crystals, germanium substrates and

8-1-24

Exhibit 99.7

other germanium products. In the international market, the Company (and its controlling shareholder AXT) used to have a global market share of germanium substrate products ahead of Umicore. As AXT fully relocated its germanium substrate production base to China, the Company’s germanium substrate products gradually withdrew from the aerospace market of U.S. At present, the Company’s overseas markets are mainly located in Europe and Asia. Thus, Umicore now has a higher global market share than the Company in terms of germanium substrates.

b. Domestic market

In the domestic market, the Company was the most important germanium substrate supplier in China before 2014. As China’s germanium output ranks first in the world at present, some domestic germanium manufacturers, such as Yunnan Germanium, also used to supply germanium ingots or germanium single crystals and other raw materials to Umicore. With the continuous growth of the global aerospace field and the commercial satellite market, domestic upstream manufacturers of germanium substrates have also started entering the downstream germanium substrate market. Yunnan Germanium started to produce and sell germanium substrates on a small scale in 2014. According to the 2019 annual report of Yunnan Germanium, it achieved a revenue of RMB28,447,400 with germanium substrates in the same year.

In recent years, the demand in the domestic market has also shown a rapid growth trend. Yunnan Germanium has also reinforced its development efforts in the domestic market. During the reporting period, its revenue from germanium substrates increased to RMB77,109,300 from 2019 to 2021, and its germanium substrate business in 2021 was comparable to the Company’s revenues.

A comparison of changes in price, production capacity and output between the Company and Yunnan Germanium in terms of germanium substrate products is as follows:

Unit: RMB/piece, 0’000 pieces (converted to 4 inches)

8-1-25

Exhibit 99.7

Germanium substrate	Beijing Tongmei			Yunnan Germanium
	2021	2020	ROC	2021	2020	ROC
Unit price	287.74	336.81	-14.57%	283.70	390.06	-27.27%
Capacity	35.83	30.50	17.48%	75.00	30.00	150.00%
Output	35.46	28.18	25.83%	28.28	23.57	20.00%

Source: Annual report of Yunnan Germanium

At present, the Company and Yunnan Germanium are the two most important manufacturers of germanium substrates in the domestic market. According to the 2021 annual report of Yunnan Germanium, in 2021, it produced 235,700 pieces of photovoltaic-grade germanium products (converted to 4 inches), and expanded its production capacity by 200,000 pieces of 6-inch germanium substrates. With the growth of its output and sales, the price competition between the Company and Yunnan Germanium has become fierce. In 2021, the average unit price of the Company in the domestic market dropped from RMB2,890,400/piece to RMB2,262,300/piece, a decrease of 7.89%, while that of Yunnan Germanium dropped from RMB3,900,600/piece to RMB2,837,000/piece, a decrease of 27.27%.

B. Rising costs

On the other hand, in terms of cost, the relevant production staff and workshops of the former GaAs plant of Beijing Tongmei were reassigned to InP substrate and germanium substrate workshops in 2021, 73 of whom were reassigned to the germanium substrate workshop. As a result, the current unit cost of 4-inch substrates increased by 9.24%; besides, due to changes in the domestic economic environment, the supply and demand relations under the epidemic and other factors, there was a growth trend in the price of germanium ingots. The average purchase unit price of germanium ingots in 2021 was RMB7,008.32/kg, a year-on-year growth of 12.42%.

Due to the foregoing factors, the gross profit margin of 4-inch germanium substrates dropped from 21.55% in 2020 to 0.46%, causing the overall gross profit margin to drop to 0.21%.

8-1-26

Exhibit 99.7

2) Whether the relevant factors will continue to have an adverse impact on the Issuer’s future results of operation

In the short term, the market price of germanium substrate products continued to drop due to the influx of competitors, the increase of raw material purchase price and the reassignment of staff upon the relocation of the GaAs production line resulting in a decline in the gross profit margin, but in the long term, the above factors will not continue to have an adverse impact on the Issuer’s future results of operation. The main reasons are as follows:

① The price and gross profit margin leveled off in January to May 2022

In January to May 2022, the average unit price of germanium substrates was RMB 281.83/piece, (unaudited, the same below) down 2.05% compared with that in 2021. The price tends to become relatively stable; at the same time, the gross profit margin also maintained at 0.22%, which was basically the same as that in 2021, and the overall competition eased to some extent. At the same time, from the perspective of customers, the main customers of the Company’s germanium substrate products were still Nanchang Kingsoon, Uniwatt Technology Co., Ltd., Osram, etc., with no significant changes and relatively stable cooperation. In January to May 2022, the Company achieved sales revenue of RMB 43,201,400 for germanium substrates, an increase of 24.28% over the same period last year. It has achieved a sales volume of 153,300 pieces, an increase of 20.14% on a year-on-year basis. With the continuous growth in the demand in the downstream space solar cell field, it is expected that the Company’s revenue from germanium substrates will increase on a year-on-year basis in 2022. With the continued increase in the revenue and sales volume of germanium substrates, the increase in the cost arising from the reassignment of staff due to the relocation will be diluted and the unit cost will be reduced.

② The Issuer has market first-mover and product quality advantages

The Issuer has been engaged in the mass production of germanium substrates since 2010. In domestic and foreign markets, the Issuer has accumulated many

8-1-27

Exhibit 99.7

high-quality customers such as Osram and Nanchang Kingsoon, with obvious market first-mover advantages. Meanwhile, during the reporting period, the Company’s largest customer for germanium substrates was Nanchang Kingsoon. After the products were processed into epitaxial wafers by it, they were used for the production of solar cells used by more than 50% of China’s satellites and spacecraft, which were successfully equipped in “Chang’e 4”, “Tianwen-1” and other space equipment. The quality of the Company’s germanium substrates has been approved by the relevant authorities. To sum up, the Company has certain market competitiveness and bargaining power in terms of market first-mover and product quality advantages, which can guarantee the stability of product price to a certain extent.

③ Continuous investment in R&D aims to improve product performance

During the reporting period, the Company’s total investment in R&D was RMB 26,826,400, RMB 45,108,200 and RMB 90,166,400, respectively. With the expansion of the downstream market and the expansion of application fields, the Company’s investment in R&D has also continued to increase. Meanwhile, the Company has also invested in germanium substrates related processes and technology upgrading, such as 6-inch germanium wafer and automatic cleaning process development. In addition, the Company will also increase the research of germanium substrates on new technologies and applications such as Concentrator Photovoltaics (i.e., a technology that uses optical elements to gather sunlight and then use it to generate electricity, which is also considered as the third generation technology of solar power generation in the future), ground photovoltaic solar cells and optical devices, and improve the competitiveness of the Company’s products to ensure the Company’s bargaining power in the downstream germanium substrate solar cell market and improve the gross profit margin of the products.

④ Applications of large-sized germanium substrates are expected to grow

Currently, the Company and others in the industry are also beginning to apply 6-inch germanium substrates to LED, etc., that is, the epitaxial wafers of

8-1-28

Exhibit 99.7

LED GaAs substrates are matched with germanium substrates to improve the conductive performance of the epitaxial wafers and thus improve the luminance of LED chips. This will also broaden the use of large-sized germanium substrates. In the future, with the growth of new applications of 6-inch germanium substrates in the optical field, the gross profit margin of germanium substrates of the Company will recover, especially as sales in foreign markets grow and raw material prices stabilize.

In summary, after the reporting period, the unit price of germanium substrates has tended to be stable, and the Issuer has certain market first-mover and product quality advantages. With the continued investment in R&D, improved product performance and increased application of large-sized germanium substrates, it is expected that the Company will not see a significant and sustained price decline in the future, thus stabilizing and improving gross profit margin.

Q3. The Issuer is requested to further explain: (1) the Issuer’s pricing policy on related sales to AXT during the reporting period; (2) comparison between the Issuer’s price for sales to AXT and AXT’s price for sales to end customers, and the rationality of price difference.

The Sponsor, the Issuer’s Attorney and the Reporting Accountant are requested to conduct verifications and issue opinions thereon.

Reply:

I. Explanations from the Issuer

(I) The Issuer’s pricing policy on related sales to AXT during the reporting period;

As the controlling shareholder of the Issuer, always subject to the uniform arrangement at the group level, AXT was responsible for the sales of semiconductor substrate materials in overseas markets. On the whole, the sales price of compound

8-1-29

Exhibit 99.7

semiconductor substrates sold by the Company to AXT was determined based on the Issuer’s production cost plus a certain profit margin, and the latter is related to the positions and roles of the Company and AXT in the transaction chain. On the basis of the overall pricing policy, for the pricing policy for different types of substrate materials, the impact of the degree of competition in the market, the status of the Company's products in the industry and other factors were taken into account.

An overall comparison between the overall sales price of GaAs, InP and germanium substrates sold by the Company to AXT and those of the same products sold by AXT to other parties during the reporting period is as follows:

Unit: RMB yuan/piece

Item	Aggregation of 2019-2021
	Price of products sold to AXT	Price of products sold by AXT to other parties	Difference
GaAs substrate	391.18	377.11	3.73%
InP substrate	483.15	1,275.32	-62.12%
Germanium substrate	428.07	430.54	-0.57%

1. GaAs substrate: The difference between the price at which the Issuer sold germanium substrates to AXT and AXT’s price for sales to end customers was small, because: germanium substrates are mainly used for the production of germanium substrates GaAs solar cells, which are widely used in space power supply. In recent years, more manufacturers have joined the industry. In order to cope with increased competition and maintain market share, as long as the Issuer has obtained certain gross profits, the transaction price between the two parties is based on the price offered by AXT to other parties, and the sales price offered by the Company to AXT is reasonable.

2. InP substrate: The price at which the Company sold InP substrates to AXT is lower than AXT’s price for sales to end customers, mainly because: in the early reporting period, AXT made a great contribution to the market development, customer maintenance and application development of InP substrates, for which it bore high costs and expenses. During the reporting period, the weighted average gross profit margin of the Company's sales of InP substrate products to AXT was 7.67%, with a certain space

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Exhibit 99.7

for gross profits.

With the increase in the demand for InP substrates in the domestic market, the proportion of the sales volume has also increased. As a main sales subject in overseas markets, AXT has played a smaller and smaller role in the overall sales arrangement of InP substrates year by year during the reporting period. Therefore, the difference between the Company’s selling price offered to AXT and that offered by AXT to other parties has also declined from -68.85% in 2019 to -59.41% in 2020, and reached -51.81% in 2021.

To sum up, the Company’s pricing on sales of InP substrates to AXT is reasonable.

3. Germanium substrate: The difference between the price at which the Issuer sold germanium substrates to AXT and AXT’s price for sales to end customers was small, the reason for which is as follows: germanium substrates are mainly used for the production of germanium substrates GaAs solar cells, which are widely used in space power supply. In recent years, more manufacturers have joined the industry. In order to cope with increased competition and maintain market share, as long as the Issuer has obtained certain gross profits, the transaction price between the two parties is based on the price offered by AXT to other parties. The Company’s pricing on sales to AXT is reasonable.

4. Reasons for differences in pricing strategies for different products of the Company

To sum up, the transaction prices of the GaAs substrates and germanium substrates sold by the Company to AXT were based on those of the same products sold by AXT to other parties, with almost no difference, while for InP substrates, there were certain differences. The main reasons are as follows:

(1) The competitive pattern of the products differs significantly, and the bargaining ability is different

Regarding GaAs substrate products, in 2019, the Company’s global market share was 13%, ranking fourth in the world. From the perspective of the overall competition pattern, there were a large number of companies engaged in GaAs substrate business

8-1-31

Exhibit 99.7

around the world, and there were no significant differences between the Company and its international competitors such as Freiberger and Sumitomo in the technical level, product quality, application direction and other aspects. Thus, there was a fierce market competition.

Regarding germanium substrate products, currently, there are few application scenarios for germanium substrate products, which are mainly used in space solar cells. In the international market, due to the Company’s complete relocation of its germanium substrate production base to China, the Company’s germanium substrate products have gradually withdrawn from the U.S. aerospace market. At present, the Company’s overseas markets are mainly located in Europe and Asia, and Umicore has a higher market share in germanium substrate business than the Company. In the domestic market, as Yunnan Germanium has gradually entered into the market, market competition has been intensified to some extent.

As for InP substrate products, in 2020, the Company’s global market share was 36%, ranking second in the world, with a prominent market position and strong bargaining ability. Meanwhile, there are only a small number of companies that can provide InP substrates around the world, and the Company, Sumitomo and JX Japan have occupied 91% of the global InP substrate market share in 2020. Besides, the Company has certain advantages over Japanese manufacturers in terms of the downstream application technology development for InP substrates, holding a stronger position in the market of such products.

To sum up, the global market position and competitive advantages of the Company’s InP substrate products are stronger than those of its GaAs substrates and germanium substrates, and thus have stronger ability to bargain with the customers. From the perspective of transaction pricing with end customers, InP substrates have a higher profit margin in the market. According to simulation calculation based on the terminal sales price of AXT, in 2021, the gross profit margin of the Company’s InP substrates was 57.47%, while that of GaAs substrates and germanium substrates was 23.86% and 1.18% respectively. Due to the different profit margins for different

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Exhibit 99.7

products, as long as the Company can obtain certain gross profits, there is a large room for increasing the price of InP substrate products for AXT.

(2) AXT has made great contributions to the market development, customer maintenance and application technology development of InP substrate products

Before 2015, due to the weak foundation of the domestic compound semiconductor sector, almost all the InP substrate products of the Company were sold to overseas markets. During the reporting period, with the fast development of the domestic semiconductor sector, the domestic sales proportion of the Company’s InP substrates continued to increase, while the overseas markets are still the main markets for the Company’s InP substrate products. For a long time, the market development, customer maintenance, client end application R&D and other work for InP substrate products in overseas markets have been carried out mainly by AXT. Thus, AXT has made great contributions to the promotion of InP substrates as well as the expansion thereof to wearable device sensors and other new application fields, and has also made great contributions to the global leading position seized by the Company with its InP substrate products.

During the reporting period, the Issuer’s sales revenues from AXT were RMB 221,449,800, RMB 281,965,100 and RMB 59,797 ,000 respectively, accounting for 47.91%, 48.35% and 6.97% of the revenues respectively. In March 2021, AXT switched its overseas semiconductor substrate material sales business and customers to AXT-Tongmei. In May 2021, the Company completed the acquisition of AXT-Tongmei, AXT will no longer conduct sales business after the fulfillment of the existing orders, and since July 2021, the affiliated sales with AXT has been thoroughly terminated.

During the reporting period, the differences between the Company’s sales price to AXT and AXT’s sales price to end customers is reasonable. There was no benefit transfer in the transactions between the Company and AXT, and there was no adjustment to the Issuer’s profits through the above related-party transactions.

1. Overall pricing policy

8-1-33

Exhibit 99.7

During the reporting period, the products sold by the Company to AXT were mainly sold to Osram, Landmark Optoelectronics, Win Semiconductor, and other overseas customers.

The selling prices at which the Company sold compound semiconductor substrates to AXT were determined according to the production costs of the Issuer with the addition at a certain profit margin. During the reporting period, the transactions between the Company and AXT were priced with reference to the profit margin of the previous mode of processing materials supplied by customers, as well as the positions of both parties in the transaction chain, their functions in realizing the final sales process of the products, and the range of profit margins of comparable companies engaging in similar businesses in the Analysis Report for Transfer Price issued by a transfer price consulting institution.

The specific pricing method and determination: See “(IV) Fairness of Transaction Pricing between the Issuer and AXT” under Question 4 “About sales revenue and gross profit margin” in the Reply to the Review Inquiry Letter of Second Round for Application Documents on Initial Public Offering and STAR Market Listing of Shares of Beijing Tongmei Xtal Technology Co., Ltd.

2. Pricing principle by product

For different products sold by the Company to AXT, the Company has developed different pricing principles based on market competition, future development prospect, the Company’s status in the industry and other factors that are different.

For GaAs substrates and germanium substrates, to determine the prices of products sold to AXT, the Company’s production cost, addition range and product parameters, as well as the prices offered by AXT to other parties, should be taken into account. For InP substrates, to determine the prices of products sold to AXT, the Company’s production cost, addition range and product parameters, as well as the contribution to and investment in the market development, customer maintenance and application R&D of InP substrates, should be taken into account. Details are as follows:

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Exhibit 99.7

(1) The competition in GaAs substrates and germanium substrates in the international market is fierce, with customers that are  good at price negotiation. Thus, prices offered by peer companies do not differ a lot, and the gross profit margin in the terminal market is also lower than that of InP substrates. On this basis, the Company needs to ensure its own profit space. Therefore, the prices of GaAs substrates and germanium substrates sold by the Company to AXT and those offered by AXT to other parties do not differ a lot.

Besides, the market size of GaAs substrates is growing fast. According to Yole’s statistics, the shipment volume of GaAs substrates in 2021 is expected to increase by 26.98% compared to that in 2020. With the expansion of the market size and the steady expansion of the Company’s capacity for GaAs substrate production, AXT, as a sales subject in overseas markets, has adopted price concessions, so as to expand its market share in the GaAs substrate market.

(2) For InP substrates, the Company, as the world’s second largest manufacturer in the market share, has a good bargaining ability and room for bargaining, with a relatively high gross profit margin. Besides, based on the role played by AXT in the development of overseas markets and the maintenance of customers and the costs it assumes, the Company has offered it a relatively low sales price.

In recent years, the market demand for InP substrates has grown fast. During the reporting period, the Company’s sales of InP substrates increased by 61.48%, and its revenues increased by 156.85%. In addition, it became the semiconductor substrate material with the highest revenue proportion in the Company in 2021. In the future, with the continuous increase in demands in optical communications, data centers, sensors and other application fields, and the gradual implementation of the domestic policy of “channel computing resources from the east to the west”, InP substrates still maintained a high growth trend. Thus, in terms of the Company’s strategic layout, InP substrates are also a focus of the Company layout both during the reporting period and in the future. Meanwhile, as AXT played the role of selling products in the overseas market from the perspective of the controlling shareholder at the early stage of the

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Exhibit 99.7

reporting period, the Company, in order to maintain its competitiveness in the global market, continued to expand its market share and gave certain concessions.

(3) Other impact factors

For the sales of semiconductor substrate products to AXT, the Company also takes into account factors related to the purchase volume and product parameters, such as the purchase volume and the substrate size, the difference in doping elements, the deviation of the positioning edge of the substrate, the corrosion pit density of the substrate, the thickness and thickness fluctuation value of the of the substrate, and the carrier concentration.

In summary, the price of products sold by the Company to AXT has certain fluctuations.

(II) Comparison between the Issuer’s price for sales to AXT and AXT’s price for sales to end customers, and the rationality of price difference.

During the reporting period, the comparison between the price at which the Company sold products to AXT and AXT’s price for external sales is as follows:

In RMB/piece

Item	2021			2020			2019
	Price for sales to AXT	AXT’s price for sales to other parties	Variation	Price for sales to AXT	AXT’s price for sales to other parties	Variation	Price for sales to AXT	AXT’s price for sales to other parties	Variation
GaAs substrates	347.36	342.11	1.53%	439.92	381.62	15.28%	352.88	395.01	-10.67%
InP substrates	662.39	1,375.43	-51.84%	500.58	1,233.37	-59.41%	415.80	1,334.73	-68.85%
Germanium substrates	389.15	435.92	-10.73%	438.06	438.14	-0.02%	427.30	431.77	-1.04%

The difference between the price at which the Company sold products to AXT and AXT’s price for external sales is mainly reflected in AXT’s services, customs duty, consignment sales, and difference in product specification and exchange rate caused by time difference, etc. The details are as follows:

The difference between the Company’s sales price to AXT and AXT’s sales price to end customers is reasonable. There was no benefit transfer in the transactions between the Company and AXT, and there was no adjustment to the Issuer’s profits

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Exhibit 99.7

through the above related-party transactions.

1. GaAs substrates

During the reporting period, the variation between the Company’s price for sales of GaAs substrates to AXT and the price it offers to other parties was small on the whole. The difference in 2019 and 2020 was relatively significant, mainly due to product specification and exchange rate differences caused by sales time difference. If the sales amount and quantity of GaAs substrates during the reporting period are combined, the price comparison will be as follows:

In RMB/piece

Item	Aggregation of 2019-2021
	Price for sales to AXT	AXT’s price for sales to other parties	Variation
GaAs substrates	391.18	377.11	3.73%

The difference between the price at which the Issuer sold GaAs substrates to AXT and AXT’s price for sales to end customers was small, because: GaAs substrates were highly competitive in the international market and its customers had strong bargaining power; in order to continue to expand GaAs substrates’ international market share, as long as the Issuer has obtained certain gross profits, the transaction price between the two parties is based on the price offered by AXT to other parties.

(1) Exchange rate fluctuation

During the reporting period, fluctuations of the USD/RMB exchange rate are as follows:

During the reporting period, the beginning USD/RMB exchange rate was 6.79,

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Exhibit 99.7

while the ending exchange rate was 7.01, 6.54 and 6.37 respectively. The Issuer calculated the revenue from AXT based on the current weighted average exchange rate during which the transaction occurs, while AXT settled in JPY, USD, EUR, etc. on the one hand, and calculated the average price of its sales to other parties upon conversion at the ending exchange rate during the reporting period on the other hand. Thus, the comparison of the above prices was based on the trend of exchange rate fluctuations in each year. In 2019, the exchange rate of AXT was higher than that of the Company, so that the price of the products sold by the Company to AXT was lower than that of the same products sold by it to other parties; in 2020 and 2021, the exchange rate of AXT was lower than that of the Company, so that the price of the products sold by the Company to AXT was higher than that of the same products sold by it to other parties.

(2) Different sales time

As the time when the Company sold products to AXT was different from that when it sold products to other parties, there were differences in the specifications and unit price of the products sold by both parties at each phase of the reporting period. Meanwhile, during the reporting period, AXT settled payments with Osram and other customers by means by consignment, and adopted zero-inventory management. AXT could recognize the revenue only when the products were manufactured and claimed by it, resulting in the difference in the time of recognizing the revenue from products sold by Beijing Tongmei to AXT and the time of recognizing the revenue from products sold by AXT to Osram.

In summary, the difference between the price at which the Company sold GaAs substrates to AXT and AXT’s price for external sales is small, and the Company’s pricing on sales to AXT is reasonable.

2. InP substrates

The price at which the Company sold InP substrates to AXT is lower than AXT’s price for sales to end customers, mainly because: in the early reporting period, AXT

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Exhibit 99.7

made a great contribution to the market development, customer maintenance and application development of InP substrates, and bore high costs and expenses.

Prior to 2015, due to the weak base of the domestic compound semiconductor industry, almost all of the Company’s InP substrates were sold to the overseas market. During the reporting period, with the rapid development of the domestic semiconductor industry, the domestic sales proportion of the Company’s InP substrates kept increasing, but the overseas market is still the Company’s main market of InP substrates at present. During the reporting period, the proportion of export quantity of the Company’s InP substrates was 79.88%, 77.18% and 59.77%, respectively. For a long time, AXT has mainly carried out market development, customer maintenance, application development for the Company’s InP substrates and other work in overseas markets, and has made a great contribution to the business of InP substrates.

The main customers of the Company’s InP substrates in overseas markets include IQE, Landmark Optoelectronics, Visual Photonics Epitaxy, Win Semiconductor and other world-leading optical chip, optical module epilayer and device manufacturers. In order to ensure the stability of supply chain and smooth communication of process and R&D, the world’s leading optical chip, optical module epilayer and device companies prefer to purchase from overseas. At the beginning of the reporting period, AXT, as the subject of overseas sales and application development for the Company’s InP substrates, undertook the function of developing overseas customers and providing epitaxial performance matching research. During the reporting period, AXT’s sales and R&D expenditures were USD 4,508,400, USD 4,967,600 and USD 1,215,900, respectively, contributing significantly to overseas sales, customer maintenance and application development for InP substrates.

For the above reasons, and based on the fact that the Company maintained a certain markup rate in the price of InP substrates sold to AXT, during the reporting period, the weighted average gross profit rate of InP substrates sold by the Company to AXT was 7.67%. Therefore, the price at which the Company sold InP substrates to AXT is reasonable.

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Exhibit 99.7

3. Germanium substrates

On the whole, there is little difference between the price at which the Company sold products to AXT and AXT’s price for external sales in 2019 and 2020. The variation in 2021 was -10.73%, mainly due to the difference in product specification and exchange rate caused by sales time difference. AXT sold germanium substrates mainly to Osram, which implemented zero-inventory management mode. AXT could recognize revenue only when the products were used by its production personnel, so there was a difference between the revenue recognition period of germanium substrates sold by Beijing Tongmei to AXT and that of products sold by AXT to Osram. If the sales amount and quantity of germanium substrates during the reporting period are combined, the price comparison will be as follows:

In RMB/piece

Item	Aggregation of 2019-2021
	Price for sales to AXT	AXT’s price for sales to other parties	Variation
Germanium substrates	428.07	430.54	-0.57%

The difference between the price at which the Issuer sold germanium substrates to AXT and AXT’s price for sales to end customers was small, because: germanium substrates are mainly used for the production of germanium substrates GaAs solar cells, which are widely used in space power supply. In recent years, more manufacturers have joined the industry. In order to cope with increased competition and maintain market share, as long as the Issuer has obtained certain gross profits, the transaction price between the two parties is based on the price offered by AXT to other parties.

In summary, the difference between the price at which the Company sold germanium substrates to AXT and AXT’s price for external sales is small, and the Company’s pricing on sales to AXT is reasonable.

4. The Company no longer carries out related transactions with AXT, and there was no benefit transfer involved in the transactions between the Company and AXT during the reporting period, without material adverse impact on the Company

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Exhibit 99.7

The transaction mode and transaction price between the Company and AXT were determined by AXT’s organizational structure and long-term business development model. AXT, founded in California, the U.S. in December 1986, initially had a complete R&D and production system, and directly performed market exploitation. In 1998, AXT determined to start business in Mainland China; later, it gradually transferred its R&D and production system to Mainland China, and established Beijing Tongmei. Subsequently, AXT terminated its manufacturing operations in the U.S. and only retained overseas sales, overseas procurement and part of application research and development. The products sold by the Company to AXT were priced by a cost plus manner, which fixed the sales price; while AXT may enjoy certain price differences through selling the products to overseas customers, so as to ensure the normal operation of AXT and support its application development. At present, AXT-Tongmei has completed the business and customer transfer with AXT, and undertaken AXT’s overseas sales, purchase, and application development. AXT ceases to conduct sales business after performing the sales contracts signed prior to March 2021.

The Company held the Seventh Meeting and the Eleventh Meeting of the First Board of Directors for review of related transactions during the reporting period, which were approved by the general meeting of shareholders; the independent directors gave clear opinions on the legality of the review procedures performed for related transactions and the fairness of transaction prices during the reporting period.

In addition, local tax authorities of the Company and its domestic subsidiaries have issued the “Compliance Certificate” or “Notification of Tax-related Information Inquiry Results”, which proved that “the Company declared and paid taxes in accordance with the relevant tax laws, regulations and normative documents during the reporting period; and there were no tax arrears or administrative penalties due to tax violations”.

In summary, the difference between the Company’s price for sales to AXT and AXT’s price for sales to end customers is reasonable. There was neither benefit transfer involved in the transactions between the Company and AXT nor adjustment of the

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Exhibit 99.7

Issuer’s profit through such related transactions, without material adverse impact on the Company. Since March 2021, the Company has sold products to overseas customers through AXT-Tongmei. AXT ceases to conduct sales business after performing the sales contracts signed prior to March 2021, and the related sales between the Company and AXT have been completely terminated.

II. Intermediaries’ Verification

(I) Verification procedures

The Sponsor, the Issuer’s Attorney and the Reporting Accountant performed the following verification procedures:

1. Inspecting the Company’s sales ledger to understand the products sold by the Company to AXT as well as the quantity, price and other information;

2. Inspecting AXT’s sales and procurement ledgers to learn information about AXT’s customers, sales prices and procurements from the Issuer;

3. Cross-comparing and analyzing the Company’s ledger for sales to AXT and AXT’s sales ledger to other parties;

4. Inspecting AXT’s main sales contracts, AXT’s sales related outbound delivery orders and statements, as well as AXT’s main procurement contracts, raw material warehouse warrants and other documents;

5. Analyzing and comparing the price at which the Company sold products to AXT and the average selling price of products of the Company;

6. Inspecting industry reports issued by Yole, to learn the market share of the Company’s products, the main usage of its products and other information;

7. Inspecting annual reports of Yunnan Lincang Xinyuan Germanium Industry Co., Ltd., to obtain sales prices and other information of the Issuer’s comparable companies in the same industry, and carry out comparative analysis with the Company’s relevant data;

8. Interviewing AXT to understand the transactions between the Company and AXT; obtaining the bank flow of the main payees and payers of the Issuer and AXT,

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Exhibit 99.7

select samples to check the fund settlement of Issuer and AXT, and run a check with the original bank receipts and payment vouchers of the Issuer’s bookkeeping vouchers;

9. Inspecting the materials of the board meetings and general meetings of shareholders related to the Company’s review of related transactions;

10. Inspecting the Analysis Report for Transfer Price issued by the transfer price consulting institution, introducing internal evaluation experts of the Reporting Accountant, to analyze the Issuer’s transfer pricing, and comparing the analysis result with the result set forth in the Transfer Pricing Analysis Report issued by the agency engaged by the Issuer.

(II) Verification opinions

Upon verification, the Sponsor and the Issuer’s Attorney believe that: the difference between the Company’s price for sales to AXT and AXT’s price for sales to end customers is reasonable. There was neither benefit transfer involved in the transactions between the Company and AXT nor adjustment of the Issuer’s profit through such related transactions, without material adverse impact on the Company. Since March 2021, the Company has sold products to overseas customers through AXT-Tongmei. AXT ceases to conduct sales business after performing the sales contracts signed prior to March 2021, and the related sales between the Company and AXT have been completely terminated.

Upon verification, the Reporting Accountant believes that: Based on the audit work and the foregoing procedures for opinions on the overall financial statements of Beijing Tongmei for 2019, 2020 and 2021, we believe that the Issuer’s description of the above issues is in line with what we have learned.

Q4. The Issuer is requested to, based on the market demand for indium phosphide and gallium arsenide and the competition among companies in the same industry, explain the necessity of capacity expansion of fundraising projects and the ability to absorb expanded capacity

Reply:

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Exhibit 99.7

I. Explanations from the Issuer

(I) Projects to be invested by using the raised funds

Upon review and approval by the general meeting of shareholders on May 27, 2022, the Company decided to apply for an initial public offering of ordinary shares (A shares) of not more than RMB 98.39 million. The funds raised from the initial public offering of shares, after deducting the issuing fees, will be partially used to expand the production capacity of GaAs and InP substrates. Wherein, it is planned to use RMB366,887,300 of the raised funds to invest in the GaAs (crystal) semiconductor material project in the GaAs semiconductor material project, and to use RMB181,189,800 of the raised funds to invest in the InP (wafer) semiconductor material project. (II) Based on the market demand for indium phosphide and gallium arsenide and the competition among companies in the same industry, explain the necessity of capacity expansion of fundraising projects and the ability to absorb expanded capacity

InP (wafer) semiconductor materials project will enable the Company to form an annual production capacity of 810,000 pieces (converted into 2 inches) of InP substrates, which will help increase the Company’s existing product capacity and consolidate the Company’s leading position in the InP substrate field. GaAs semiconductor materials project will enable the Company to achieve mass production of the new product 8-inch GaAs substrate and expand the production scale of 2- to 6-inch GaAs substrates, which will create conditions for the layout of the Company’s large-sized GaAs substrates in Mini LED and Micro LED fields, and will also help consolidate the Company’s global market share. The implementation of InP (wafer) semiconductor materials project and GaAs semiconductor materials project will help improve the Company’s product mix and enhance its overall market competitiveness. The market prospects for InP substrates and GaAs substrates are good. Relying on the existing R&D capabilities, production level and market position, the Company is capable of smoothly implementing the R&D of fundraising projects and making corresponding products absorbed by markets.

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Exhibit 99.7

1. The Company’s capacity utilization of InP substrates and GaAs substrates is nearly saturated, and the demand for expansion is urgent

With the increase of global demand for downstream optical chips, optical module epilayer and devices, the large-scale construction of 5G base stations, and the change of network structure of 5G base stations, the demand for optical modules has increased, making the Company’s InP substrate business grow rapidly.

As the basic material of LED red pixel luminous chips, RF devices and laser chips, GaAs substrates play an irreplaceable role. Benefiting from technological innovation and progress, the applications of display technology have been constantly enriched, the market spaces of Mini LED and Micro LED are constantly expanding, 5G mobile phones and other 5G terminal products have increasingly strong demand for RF devices, and the applications of lasers in intelligent devices, consumer electronics, new energy and other fields continue to increase. The GaAs substrate industry will be in a rapid development stage for a long time.

During the reporting period, the statistics on the Company’s business revenue and production capacity and yield of InP substrates and GaAs substrates were as follows:

Item	2021	2020	2019
InP substrates
Operating revenue (RMB0’000)	28,179.15	12,753.63	10,971.16
Production capacity (0’000 pieces)	40.78	30.70	26.70
Yield (0’000 pieces)	39.26	28.32	23.32
Capacity utilization	96.27%	92.24%	87.34%
GaAs substrates
Operating revenue (RMB0’000)	25,547.46	23,536.79	17,987.74
Production capacity (0’000 pieces)	313.64	232.25	190.50
Yield (0’000 pieces)	306.68	205.83	178.90
Capacity utilization	97.78%	88.63%	93.91%

Note: The production capacity and yield of InP substrates and GaAs substrates are both quantity converted into 2 inches

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Exhibit 99.7

Combined with the above table, the Company’s business of InP substrates and GaAs substrates is growing rapidly. Although production capacity expanded during the reporting period, capacity utilization was still close to full capacity. The Company’s production capacity of InP substrates and GaAs substrates will be expanded in fundraising projects to meet the strong demand of the downstream, so the implementation of fundraising projects is necessary.

2. The market demand for InP substrates and GaAs substrates is good

InP substrates, as the basic material of optical module chips and laser sensor chips, and GaAs substrates, as the basic material of LED red pixel luminous chips, RF devices and laser chips, play an irreplaceable role. The market of InP substrates and GaAs substrates that are mainly used downstream has been booming in the last five years, and the demand in the downstream market is good.

(1) At present, the optical communication market mainly drives the demand for InP substrates, and the indium phosphide sensor market has a good prospect in the future

Indium phosphide features high saturated electron drift velocity, strong radiation resistance, good thermal conductivity, high photoelectric conversion efficiency and large bandgap width, and is the key semiconductor material of optical module components laser and receiver. Therefore, the construction of data center and cloud computing center will bring considerable incremental demand for InP substrates. According to data released by Yole, the global data center optical module market will reach the size of USD 12.1 billion in 2025, with a compound growth rate of 20% from 2019 to 2025. It is estimated that the global InP substrate market size will be USD 202 million in 2026, with a compound growth rate of 12.42% from 2019 to 2026. The market size of InP substrates applied in optical communications is expected to reach USD 157 million in 2026, accounting for more than 70% of the overall InP substrates market, with a compound growth rate of 13.94% from 2019 to 2026. In the future, the market size of optical module devices will continue to increase under the background of the accelerated construction of new infrastructure such as 5G communication base

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Exhibit 99.7

station and data center, thus driving the market demand for InP substrates in the upstream market.

In addition, at the beginning of 2022, the National Development and Reform Commission (“NDRC”) announced the implementation of the “national computing network” project. As a representative project of China’s “new infrastructure”, the “national computing network” project will plan to build a new computing network system integrating data center, cloud computing and big data, start the construction of national computing hub nodes in eight places including the Beijing-Tianjin-Hebei area, the Yangtze River Delta, the Guangdong-Hong Kong-Macao Bay Area, Chengdu and Chongqing, Inner Mongolia, Guizhou, Gansu, and Ningxia, and plan 10 national data center clusters to drive a significant incremental demand for optical module devices, to further improve the market space for InP substrate products

Since indium phosphide features good pulse response, good signal-to-noise ratio, and emission of invisible light that does not damage vision, InP substrates can also be used to manufacture sensors in wearable devices or laser sensors for wearable devices, VR glasses, vehicle-mounted lidars and other products. In the future, InP substrates are expected to be widely used in the sensor market.

According to Frost & Sullivan, the market size of vehicle-mounted lidars is expected to reach USD 8.11 billion in 2025, with a annual compound growth rate of 68.33%. As an important raw material in lidar chips, InP substrates will also bring new business growth points. According to Yole, sales volume of InP substrates (converted into 2 inches) for sensor applications will reach 205,400 pieces in 2026, with a annual compound growth rate of 35.14% from 2019 to 2026.

(2) GaAs substrates are in strong demand in the downstream market, and the market size is gradually increasing

Benefiting from the strong demand for photoelectric devices and RF devices in LED and mobile communication RF fields, the market size of GaAs substrates is expected to maintain a sustained and high growth trend in the near future. At present, the downstream application market of GaAs substrates mainly includes LED and RF

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Exhibit 99.7

fields. According to GGII data, the global market size of downstream LED devices is expected to exceed USD 180 billion in 2025, with a annual compound growth rate of 17.30% from 2020 to 2025. According to Yole, the global market size of major RF devices of GaAs substrates in the downstream will reach USD 25 billion in 2025, with a annual compound growth rate of 33.70% from 2020 to 2025. GaAs substrates are in strong demand in the downstream market, and the market size is gradually increasing.

Since GaAs has high electronic mobility and good photoelectric performance, the infrared laser and sensor manufactured by GaAs substrates feature high power density, low energy consumption, high temperature resistance, high luminescence efficiency and high breakdown voltage, and can be used in high-power laser, VCSEL face recognition laser and other fields. According to Yole, lasers are one of the biggest growth points for GaAs substrates in the next five years. It is estimated that the global market sales of GaAs substrates (converted into 2 inches) will increase from 1,062,000 pieces in 2019 to 3,303,000 pieces in 2025, with a annual compound growth rate of 20.82% from 2019 to 2025.

3. The Company has strong competitive advantages and is able to achieve market sales of products related to fundraising projects

The Company’s competitors in the industry mainly include Sumitomo, Freiberger, JX Nippon and other international companies. The comparison between the Company and its competitors in the industry is as follows:

Name	Main business	Technical feature	Size of business	Market position
Sumitomo	Engages in wide production and operation covering information communications, vehicle manufacturing, electronic devices and equipment, energy, environment, and industry equipment, and materials	Comprehensive enterprise with business covering GaAs substrates and InP substrates, mainly using LEC, VB and VGF to produce crystal	In 2020, achieved the operating revenue of JPY 2,918.6 billion and the net profit of JPY 56.3 billion	Held the largest market shares for InP substrates in 2020 and the second largest market shares for GaAs substrates in 2019 in the world

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Exhibit 99.7

Freiberger	Produces semi-insulating and semiconductor GaAs substrate products	Professional substrate manufacturer, mainly using LEC and VGF to produce crystal and mainly providing GaAs substrates	In 2019, achieved the operating revenue of EUR 66 million and the net profit of EUR 4 million	Held the largest market shares for GaAs substrates in 2019 in the world
JX Nippon

Mainly engages in the development and extraction of non-ferrous metal resources, manufacturing and sales of film materials (target materials, surface treatment agents, compound semiconductor materials, etc.), and manufacturing and sales of precision machining products

		Comprehensive enterprise with business covering InP substrates, mainly using LEC to produce crystal	In 2019, achieved the operating revenue of JPY 1,004.4 billion and the net profit of JPY 16.6 billion	Held the third largest market shares for InP substrates in 2020 in the world
Beijing Tongmei	Mainly engages in R&D, production and sales of InP substrates, GaAs substrates, germanium substrates, PBN materials and other high-purity materials	One of the first companies in the world to commercially produce III-V compound semiconductor substrates using VGF, with over 30 years of experience in using VGF to produce crystal	In 2021, achieved the operating revenue of RMB 857 million and the net profit of RMB 94 million	Held the second largest market shares for InP substrates in 2020 and the fourth largest market shares for GaAs substrates in 2019 in the world

To sum up, the Company and other companies are close in the industry chain position, and are both upstream material companies selling III-V compound semiconductor substrates mainly to downstream epitaxial wafer manufacturers and IDM companies.

The Company’s competitive advantages are mainly reflected in the following aspects:

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Exhibit 99.7

(1) Products of various models with excellent performance

The Company has comprehensive products of various models, including 2- to 6-inch InP substrates and 1- to 8-inch GaAs substrates, and is capable of customizing substrate products against different specifications in response to different demands of downstream customers, which leads to advantages in full product models and customized production for the Company. The Company’s products are characterized by low dislocation density and high flatness (the lower the total thickness variation and warpage and the higher the flatness, the better the performance). Other performance indicators of the products are comparable to those of Sumitomo, Freiberger, JX Nippon and other international competitors, generally in the international leading level.

(2) Profound technical foundation in production of III-V compound semiconductor substrates

The industry of III-V compound semiconductor materials is a technology-intensive industry. Dr. MORRIS SHEN-SHIH YOUNG, core founder and Chairman of the Company, is one of the founders industrializing the VGF technology. Under the leadership of Dr. MORRIS SHEN-SHIH YOUNG, after years of continuous practical R&D and production, the Company has built profound technology accumulation and processes. The Company has acquired many core technologies, including GaAs poly-crystal synthesis, semi-insulating GaAs single crystal vertical gradient freeze growth and carbon doping control, semi-conducting GaAs single crystal vertical gradient freeze growth and uniform doping control, high quality indium phosphide single crystal vertical gradient freeze growth and doping control, longitudinal temperature gradient partial crystallization, etc. The Company has profound technical foundation in production of III-V compound semiconductor substrates.

(3) Obvious supply chain advantages

Since its establishment, the Company has built a global procurement system and an international procurement team, and has ensured over two qualified suppliers for various materials. The Company has expanded to the upstream business through independent R&D for raw materials featuring high technology difficulties, high added

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Exhibit 99.7

values, and difficulties of stable supply from Chinese Mainland. By now, with the layout basically completed for the supply chain of III-V compound semiconductor substrates, the Company has more stable supply of all key raw materials and can effectively control the production and delivery dates of the Company while keeping production costs stable. On the background of further expanded production capacities of the Company, the Company has obvious supply chain advantages.

(4) Excellent service skills and wide market recognition

The Company provides services for the whole world with a base established in China, and its products have been accepted by a number of domestic and overseas customers. At present, customers of the Company mainly include Osram, IQE, II-VI, Broadcom, San’an Optoelectronics, Everbright Photonics, Win Semiconductor, Landmark Optoelectronics, etc. According to Yole, the Company held the second largest market shares for InP substrates in 2020 and the fourth largest market shares for GaAs substrates in 2019 in the world, which manifested the prominent position of the Company in the market and the industry.

To sum up, the Company focuses more on the fields of InP substrates and GaAs substrates, has perfect accumulation and experience in terms of product specifications, product performance, production technology, supply chain management and market sales, and is capable of making corresponding products absorbed by markets.

4. The business scale of the Company continues to expand, the sales-output ratio of products remains at a high level, and the capability of absorbing expanded capacity is guaranteed

During the reporting period, the Company’s management, production and marketing of InP substrates and GaAs substrates were as follows:

Item	2021	2020	2019
InP substrates
Operating revenue (RMB0’000)	28,179.15	12,753.63	10,971.16
Yield (0’000 pieces)	39.26	28.32	23.32
Sales volume (0’000 pieces)	35.70	27.07	23.33

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Exhibit 99.7

Sales-output ratio	90.94%	95.60%	100.05%
GaAs substrates
Operating revenue (RMB0’000)	25,547.46	23,536.79	17,987.74
Yield (0’000 pieces)	306.68	205.83	178.90
Sales volume (0’000 pieces)	263.94	202.46	175.95
Sales-output ratio	86.06%	98.36%	98.35%

Note: The yield and sales volume of InP substrates and GaAs substrates are both quantity converted into 2 inches

During the reporting period, the scale of the Company’s III-V compound semiconductor substrate business continued to expand, the market demand and sales of III-V compound semiconductor substrates were good, and the sales-output ratio remained at a high level.

In January to May 2022, the Company realized sales revenue of RMB 162,219,900 (unaudited, the same below) for InP substrates, increasing by 69.64% compared with the same period last year, and RMB 132,467,600 for GaAs substrates, increasing by 40.70% compared with the same period last year. As of June 20, 2022, the amount of the Company’s backlog orders for InP and GaAs substrates is RMB 142,659,400 in total. Full-year 2022 revenue for III-V compound semiconductor substrates is expected to increase year-over-year. In terms of the stock market, with the acceleration of 5G base station construction, data center construction and 5G smart phone upgrading, the market demand for III-V compound semiconductor substrates will increase accordingly. In terms of incremental market, new application fields of III-V compound semiconductor such as Mini LED, Micro LED, wearable device sensor, vehicle-mounted lidar, and biometric laser are in the process of industrialization. Once the market demand for new applications erupts, it will also bring significant driving effect to the whole III-V semiconductor substrate market. Therefore, based on the analysis of revenue realized on InP substrates and GaAs substrates in January to May 2022, current backlog orders, stock market and incremental market, the sales and production scale of the Company’s III-V compound semiconductor substrate business is expected to

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Exhibit 99.7

continue to expand, and the capability of absorbing expanded capacity of fundraising projects is guaranteed.

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Exhibit 99.7

Overall Opinions of the Sponsor

The Sponsor has checked the Issuer’s replies (including supplementary disclosures and explanations) in this Reply, and confirmed and guaranteed that such replies are true, complete and accurate.

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Exhibit 99.7

(No text in this page; it is the stamp page for Beijing Tongmei Xtal Technology Co., Ltd. to Reply to the Letter of Implementation of the Audit Center’s Opinions on Initial Public Offering and STAR Market Listing of Shares of Beijing Tongmei Xtal Technology Co., Ltd.)

Beijing Tongmei Xtal Technology Co., Ltd.

July 4, 2022

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Exhibit 99.7

Statement of the Issuer’s Chairman

I have carefully read the entire reply to the letter of implementation of the audit center’s opinions for Beijing Tongmei Xtal Technology Co., Ltd., and hereby confirm that the reply contains no false records, misleading statements or major omissions, and I assume corresponding legal responsibility for the authenticity, accuracy, completeness and timeliness of the reply.

Chairman (Signature):  _____________

MORRIS SHEN-SHIH YOUNG

Beijing Tongmei Xtal Technology Co., Ltd.

July 4, 2022

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Exhibit 99.7

(No text in this page; it is the signature and stamp page for Haitong Securities Co., Ltd. to Reply to the Letter of Implementation of the Audit Center’s Opinions on Initial Public Offering and STAR Market Listing of Shares of Beijing Tongmei Xtal Technology Co., Ltd.)

Sponsor’s Representative (Signature):  _____________   ________________

ZHONG Zhuke WU Ting

Sponsor’s Chairman (Signature): _____________

ZHOU Jie

Haitong Securities Co., Ltd.

July 4, 2022

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Exhibit 99.7

Statement

I have carefully read the entire reply to the letter of implementation of the audit center’s opinions for Beijing Tongmei Xtal Technology Co., Ltd.; understand the verification process of the issues involved in the reply, the Company’s core and risk control process, and confirm that the Company has performed the verification procedures in due diligence, and that the reply contains no false records, misleading statements or major omissions, and I assume corresponding legal responsibility for the authenticity, accuracy, completeness and timeliness of the reply.

Sponsor’s Chairman (Signature):  _____________

ZHOU Jie

Haitong Securities Co., Ltd.

July 4, 2022

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